Exhibit 99.1

Orthofix Appoints Ronald A. Matricaria as New Chairman of the Board

LEWISVILLE, Texas – March 20, 2014 – Orthofix International N.V. (NASDAQ:OFIX) today announced the appointment of Ronald A. Matricaria as a Director and Chairman of the Board. Mr. Matricaria replaces Kathleen (“Kathy”) Regan, who has served as Interim Chair since January. Ms. Regan will continue to serve as an independent director for the Company and Chair of the Nominating and Governance Committee.

“On behalf of the Board of Directors, I am delighted to welcome Ron as Chairman,” said Kathy Regan. “His wealth of experience as both an executive and director in the medical device industry will be instrumental in successfully building the company to the next level. I see this significant event as an example of the efforts being made to position the Company for long-term stability and growth.”

Mr. Matricaria has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company. He is also currently Chairman of the Board at Volcano Corporation Inc., a member of the Board at Phoenix Children’s Hospital and, most recently, served as a Director at Life Technologies Corporation.

Mr. Matricaria commented on his new appointment, “I am very excited to have the opportunity to work with the Orthofix team to realize the true potential of this Company. The business has been through a lot over the last few years, but I strongly believe that with the appropriate direction and guidance, we have the opportunity to create substantial shareholder value.”

President and Chief Executive Officer Brad Mason said, “Having Ron join our team as Chairman of the Board represents a major step in achieving our vision for Orthofix. With the active and experienced board we are putting in place, I am confident we can build the foundation to maximize the value of our technologies, core competencies, and relationships. I want to thank Kathy on behalf of all the employees at Orthofix for her tireless work in getting us to this point as Interim Chair.”

Ronald A. Matricaria

With more than 35 years of medical device and pharmaceutical experience, Mr. Matricaria served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors. Prior to joining St. Jude Medical, Inc., he was with Eli Lilly and Company where he held multiple executive positions over the course of 23 years. Mr. Matricaria is also currently Chairman of the Board at Volcano Corporation, a member of the Board at Phoenix Children’s Hospital and, most recently, served on the Board of Directors of Life Technologies Corporation. Additionally, Mr. Matricaria has served on the board of a number of public and private companies including Home Depot Inc., Diametric Medical Inc.,

Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville TX, the company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the company’s sales representatives, stocking distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Contact:

Mark Quick

214-937-2924